Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investor
	Brian Alford	Matt Beasley
	(405) 553-6984	(405) 558-4600

ENABLE MIDSTREAM REPORTS FIRST QUARTER 2015 FINANCIAL RESULTS

•	First quarter 2015 processed volumes increased 16 percent compared to first quarter 2014

•	Completed the Bradley Processing Plant located in the heart of the SCOOP

•	Completed the Bear Den Crude and Produced Water Gathering System in the Bakken

•	Conducted an open season for capacity on the Enable Gas Transmission interstate pipeline

•	Announced a quarterly distribution increase to $0.3125 per unit

OKLAHOMA CITY (May 6, 2015) — Enable Midstream Partners, LP (NYSE: ENBL) today announced financial results for first quarter 2015. Net income attributable to the partnership was $91 million for first quarter 2015, a decrease of $58 million, or 39 percent, compared to $149 million for first quarter 2014.

Adjusted EBITDA for first quarter 2015 was $204 million, a decrease of $24 million, or 11 percent, compared to $228 million for first quarter 2014.

Distributable cash flow (DCF) for first quarter 2015 was $143 million, a decrease of $40 million, or 22 percent, compared to $183 million for first quarter 2014.

The decrease in net income attributable to the partnership, adjusted EBITDA and DCF is primarily a result of lower gross margin due to lower commodity prices.

MANAGEMENT PERSPECTIVE

“The first quarter of 2015 demonstrated our continued focus on achieving industry-leading operational and commercial excellence through the completion of the Bradley

Processing Plant and the Bear Den Crude and Produced Water Gathering System,” said Enable Midstream President and CEO Lynn Bourdon.

“The Bradley Processing Plant strengthens Enable Midstream’s position as the leading midstream provider in the South Central Oklahoma Oil Province (SCOOP), one of the highest-returning plays in the country," Bourdon added. "We are excited about continued growth opportunities in the play and are on track to add another 200 million cubic feet per day (MMcf/d) of processing capacity in the area by the first quarter of 2016.”

“In the Bakken, our Bear Den system provides services to XTO Energy, currently the most active producer in the state of North Dakota. We recently started commissioning our second Bakken crude system, the Nesson system, that also provides services to XTO Energy, and we are on track to complete that system by the end of the year.”

“In addition, the first quarter demonstrated Enable Midstream’s focus on growing the partnership’s natural gas transportation business with a non-binding open season for capacity on the Enable Gas Transmission (EGT) interstate pipeline to provide transportation for growing Oklahoma production.”

“Earlier this week, Enable Midstream announced the acquisition of a natural gas gathering system from Monarch Natural Gas. This acquisition strategically expands our footprint in the Cleveland Sands Play, and we are excited about the opportunities it provides to meet our customers’ growing needs.”

PARTNERSHIP INCREASES QUARTERLY DISTRIBUTION

On April 24, 2015, the board of directors of the partnership’s general partner declared a quarterly cash distribution of $0.3125 per unit on all outstanding common and subordinated units for the quarter ended March 31, 2015. The distribution represents an increase of approximately 1.2 percent over the prior quarter distribution and will be paid May 15, 2015, to unitholders of record at the close of business on May 5, 2015.

BUSINESS HIGHLIGHTS

In the first quarter of 2015, the partnership commenced full operation of the 200 MMcf/d Bradley Processing Plant and the 19,500 barrels per day (bpd) Bear Den Crude & Produced Water Gathering System. The Bradley Processing Plant is located in the prolific SCOOP play and removes water, condensate and natural gas liquids from producer-customers’ natural gas, providing transmission-quality natural gas, marketable natural gas liquids (NGLs) and stabilized condensate. The Bear Den Crude & Produced Water Gathering System began construction in August 2013 with the initial segments of the system starting service in November 2013. It provides services to producer XTO
Energy Inc. in its Little Missouri Field and will have a maximum throughput of 19,500 bpd.

From February 20, 2015, through March 19, 2015, Enable Gas Transmission, LLC (EGT) conducted a non-binding open season for firm interstate natural gas transportation capacity, including capacity from an expansion of EGT’s Line AD in Oklahoma. The proposed Oklahoma expansion capacity would provide enhanced transportation options from receipt points in the SCOOP and other Oklahoma supply areas. EGT received a positive response to the open season and is currently in the process of evaluating the bids received.

The partnership continues to invest in infrastructure to support customer growth. During the first quarter, the partnership added 9,660 horsepower of compression in the SCOOP, bringing total compression horsepower in that area to approximately 130,000. In the SCOOP, a second 200 MMcf/d plant in Grady County, Oklahoma, is still targeted for a first quarter 2016 start-up. In the Bakken Shale, the partnership began commissioning its second crude oil gathering system, with a capacity of up to 30,000 bpd, in February of 2015. The system is expected to be fully operational by the fourth quarter of 2015.

On May 1, 2015, the partnership acquired natural gas gathering assets in the Texas Panhandle from Monarch Natural Gas, LLC. The acquisition is underpinned by long-term acreage dedication and includes 88 miles of recently built gathering pipeline and more than 5,000 horsepower of compression. The acquisition is immediately accretive and provides the partnership growth opportunities in the Cleveland Sands Play in the Texas Panhandle.

The partnership targets fee-based contracts on a firm basis, when possible. For the second quarter through the fourth quarter of 2015, the partnership anticipates approximately 94 percent of gross margin will be either fee-based or hedged. Over the same period, the partnership anticipates that a 10 percent increase or decrease in the price of natural gas from forecasted levels would result in an increase or decrease of approximately $6 million in gross margin while a 10 percent increase or decrease in the price of NGLs and condensate from forecasted levels would result in an increase or decrease of approximately $1 million in gross margin.

KEY OPERATING STATISTICS

Natural gas gathered volumes were 3.18 trillion British thermal units per day (TBtu/d) in the first quarter of 2015, a decrease of 4 percent compared to 3.31 TBtu/d for first quarter 2014. The decrease was due primarily to lower gathered volumes in the Tex-La and Arkoma basins, partially offset by higher gathered volumes in the Anadarko basin reflecting increased production from the liquids-rich SCOOP play. Much of the decrease in the Tex-La and Arkoma basins is expected to be offset by payments under minimum volume commitment contracts.

Natural gas processed volumes were 1.68 TBtu/d in the first quarter of 2015, an increase of 16 percent compared to 1.44 TBtu/d for first quarter 2014. The increase was primarily related to processed volume growth in the Anadarko basin, including growth from the SCOOP play.

Gross NGL production was 65.00 thousand barrels per day (MBbl/d) in the first quarter of 2015, a 0.28 MBbl/d decrease compared to 65.28 MBbl/d for first quarter 2014.

Crude oil gathered volumes were 6.72 MBbl/d in the first quarter of 2015, an increase of 5.72 MBbl/d compared to the first quarter of 2014. The increase was driven by the continued connection of new wells to the partnership’s crude gathering systems.

Interstate transportation firm contracted capacity was 7.82 billion cubic feet per day (Bcf/d) in the first quarter of 2015, a decrease of 1 percent compared to 7.93 Bcf/d for first quarter 2014.

Intrastate transportation average deliveries were 1.84 TBtu/d in the first quarter of 2015, an increase of 17 percent compared to 1.57 TBtu/d for first quarter 2014. The increase was primarily related to intrastate transportation demand associated with the increased processed gas volume growth in the Anadarko basin.

FIRST QUARTER FINANCIAL PERFORMANCE

Gross margin was $324 million for first quarter 2015, a decrease of $45 million compared to $369 million for first quarter 2014.

Gathering and processing gross margin was $179 million for first quarter 2015, a decrease of $28 million compared to $207 million for first quarter 2014. The decrease in gathering and processing gross margin was primarily related to lower average natural gas and natural gas liquids prices offset by higher processed volumes in the Anadarko and Tex-La systems.

Transportation and storage gross margin was $145 million for first quarter 2015, a decrease of $17 million compared to $162 million for first quarter 2014. The decrease in transportation and storage gross margin was primarily a result of a decrease in unrealized gains on natural gas derivatives and a decrease in liquid sales related to the NGLs collected under contractual arrangements due to lower natural gas liquids prices.

Operation and maintenance expense was $130 million for first quarter 2015, an increase of $4 million compared to $126 million for first quarter 2014. The increase was primarily due to payroll costs associated with workforce reductions.

Depreciation and amortization expense was $73 million for first quarter 2015, an increase of $6 million compared to $67 million for first quarter 2014. The increase was primarily due to additional assets placed into service.

Taxes other than income taxes were $17 million for first quarter 2015, an increase of $3 million compared to $14 million for first quarter 2014. The increase was primarily due to additional assets placed in service.

Interest expense was $20 million for first quarter 2015, an increase of $6 million compared to $14 million for first quarter 2014. The increase was primarily due to higher interest rates associated with the $1.65 billion of senior notes issued in May 2014 compared to the interest rates associated with the $1.3 billion in term loan facilities these notes were used to repay.

Capital expenditures were $239 million for first quarter 2015, compared to $149 million for first quarter 2014. Expansion capital expenditures were $200 million for first quarter 2015, compared to $119 million for first quarter 2014. Maintenance capital expenditures were $39 million for first quarter 2015, compared to $30 million for first quarter 2014.

OUTLOOK

The partnership’s outlook for its volumes, distributable cash flow and per-unit distributions are displayed in the table below:

$ in millions, except volume numbers	2015
Natural Gas Gathered Volumes (TBtu/d)	3.1 - 3.3
Natural Gas Processed Volumes (TBtu/d)	1.7 - 1.9
Crude Oil - Gathered Volumes (MBbl/d)	13.0 - 15.0
Adjusted EBITDA	$800 - $840
Adjusted Interest Expense, net	$100 - $110
Maintenance Capital	$140 - $160
Distributable Cash Flow	$540 - $590
Per-unit Distribution Growth[1] Per-unit Distribution Growth from MQD[2]	3% - 7% 6% - 8%
Coverage Ratio	1.0x - 1.08x

1.	Distribution growth calculated as the growth rate from Enable's $0.30875 fourth quarter 2014 distribution to
Enable's projected fourth quarter 2015 distribution

2.	Distribution growth calculated as the compound annual growth rate from Enable's minimum quarterly distribution of $0.2875 per unit through the fourth quarter of 2015 (7 quarterly compounding periods)

2015 outlook centered around the following price assumptions:

•	Natural Gas (Henry Hub) at $2.80/MMBtu

•	Natural Gas Liquids Composite

◦	Mont Belvieu, Texas at $.48/gal

◦	Conway, Kansas at $.45/gal

◦	Natural gas liquids composite based on an assumed composition of 45%, 30%, 10%, 5%, and 10% for ethane, propane, normal butane, isobutane and natural gasoline, respectively.

•	Crude Oil (WTI) at $56.00/Bbl

The partnership’s expectations for expansion capital expenditures are displayed in the table below:

$ in millions	2015
Contracted Expansion[1]	$600 - $800
Acquisitions	$80
Identified Opportunities[2]	$0 - $300
Total	$680 - $1,180

1.	Contracted Expansion includes gathering, compression and processing infrastructure to support projected volume growth from current contracts and acreage dedications, including infrastructure in the SCOOP, Bakken and Greater Granite
Wash plays

2.	Identified Opportunities include transportation and G&P projects in late-stage negotiation, such as:

•	Additional Bakken crude gathering expansions

•	Anadarko gas gathering and processing expansions

•	New end-user transportation service and market access pipeline opportunities

•	NGL transportation infrastructure

EARNINGS CONFERENCE CALL AND WEBCAST

A conference call discussing first quarter results is scheduled today at 10:00 a.m. Eastern. The dial-in number to access the conference call is 888-632-3383 and the conference call ID is ENBLQ115. Investors may also listen to the call via the partnership’s website at http://investors.enablemidstream.com/. Replays of the conference call will be available on the partnership’s website.

ABOUT ENABLE MIDSTREAM PARTNERS

The partnership owns, operates and develops strategically located natural gas and crude oil infrastructure assets. The partnership’s assets include approximately 11,900 miles of gathering pipelines, 13 major processing plants with approximately 2.3 billion cubic feet per day of processing capacity, approximately 7,900 miles of interstate pipelines (including Southeast Supply Header, LLC of which the partnership owns 49.90 percent), approximately 2,300 miles of intrastate pipelines and eight storage facilities comprising 87.5 billion cubic feet of storage capacity. For more information visit EnableMidstream.com.

NON-GAAP FINANCIAL MEASURES

The partnership has included the non-GAAP financial measures gross margin, Adjusted EBITDA and distributable cash flow in this press release based on information in its financial statements.

Gross margin, Adjusted EBITDA and distributable cash flow are supplemental financial measures that management and external users of the partnership’s financial statements, such as industry analysts, investors, lenders and rating agencies may use, to assess:

•	The partnership’s operating performance as compared to those of other publicly traded partnerships in the midstream energy industry, without regard to capital structure or historical cost basis;

•	The ability of the partnership’s assets to generate sufficient cash flow to make distributions to its partners;

•	The partnership’s ability to incur and service debt and fund capital expenditures; and

•	The viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

This press release includes a reconciliation of gross margin to revenues, Adjusted EBITDA and distributable cash flow to net income attributable to controlling interest, and Adjusted EBITDA to net cash provided by operating activities, the most directly comparable GAAP financial measures, on a historical basis and pro forma basis, as applicable, for each of the periods indicated. The partnership believes that the presentation of gross margin, Adjusted EBITDA and distributable cash flow provides information useful to investors in assessing its financial condition and results of operations. Gross margin, Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, revenue, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. Gross margin, Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP measures. Additionally, because gross margin, Adjusted EBITDA and distributable cash flow may be defined differently by other companies in the partnership’s industry, its definitions of gross margin, Adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the securities laws. All statements, other than statements of historical fact, regarding the partnership’s strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements often include the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast” and similar expressions and are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on the partnership’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. The partnership assumes no obligation to and does not intend to update any forward-looking statements included herein. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” included in our SEC filings. The partnership cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the ownership, operation and development of natural gas and crude oil infrastructure assets. These risks include, but are not limited to, contract renewal risk, commodity price risk, environmental risks, operating risks, regulatory changes and the other risks described under “Risk Factors” in our SEC filings. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the partnership’s actual results and plans could differ materially from those expressed in any forward-looking statements.

# # #

Enable Midstream Partners, LP
Condensed Consolidated Statements of Income
(unaudited)

	Three Months Ended March 31,
	2015	2014
	(In millions)
Revenues	$616	$1,002
Cost of Goods Sold, excluding depreciation and amortization	292	633
Operating Expenses:
Operation and maintenance	130	126
Depreciation and amortization	73	67
Taxes other than income taxes	17	14
Total Operating Expenses	220	207
Operating Income	104	162
Other Income (Expense):
Interest expense	(20)	(14)
Equity in earnings of equity method affiliates	7	3
Other, net	1	—
Total Other Income (Expense)	(12)	(11)
Income Before Income Taxes	92	151
Income tax expense (benefit)	1	1
Net Income	$91	$150
Less: Net income attributable to noncontrolling interest	—	1
Net Income attributable to Enable Midstream Partners, LP	$91	$149

Enable Midstream Partners, LP
Non-GAAP Financial Measures

	Three Months Ended March 31,
	2015	2014
	(In millions)
Reconciliation of Gross Margin to Revenue:
Revenues	$616	$1,002
Cost of goods sold, excluding depreciation and amortization	292	633
Gross margin	$324	$369

Reconciliation of Adjusted EBITDA and distributable cash flow to net income attributable to controlling interest:
Net income attributable to Enable Midstream Partners, LP	$91	$149
Add:
Depreciation and amortization expense	73	67
Interest expense, net of interest income	20	14
Income tax expense	1	1
EBITDA	$185	$231
Add:
Distributions from equity method affiliates	12	3
Other non-cash losses	14	—
Less:
Other non-cash gains	—	(3)
Equity in earnings of equity method affiliates	(7)	(3)
Adjusted EBITDA	$204	$228
Less:
Adjusted interest expense, net (1)	(22)	(15)
Maintenance capital expenditures	(39)	(30)
Distributable cash flow	$143	$183
____________________

(1)
Adjusted interest expense, net excludes the effect of the amortization of the premium on Enogex’s fixed rate senior notes. This exclusion is the primary reason for the difference between “Interest expense, net” and “Adjusted interest expense, net.”

Enable Midstream Partners, LP
Non-GAAP Financial Measures (continued)

	Three Months Ended March 31,
	2015	2014
	(In millions)
Reconciliation of Adjusted EBITDA to net cash provided by operating activities:
Net cash provided by operating activities	$188	$106
Interest expense, net of interest income	20	14
Net income attributable to noncontrolling interest	—	(1)
Income tax expense	1	1
Equity in earnings of equity method affiliates (net of distributions)	(5)	—
Other non-cash items	(2)	4
Changes in operating working capital which (provided) used cash:
Accounts receivable	—	51
Accounts payable	9	61
Other, including changes in noncurrent assets and liabilities	(26)	(5)
EBITDA	$185	$231
Add:
Distributions from equity method affiliates	12	3
Other non-cash losses	14	—
Less:
Other non-cash items	—	(3)
Equity in earnings of equity method affiliates	(7)	(3)
Adjusted EBITDA	$204	$228

Enable Midstream Partners, LP
Operating Data

	Three Months Ended March 31,
	2015	2014
Operating Data:
Gathered volumes—TBtu	286	298
Gathered volumes—TBtu/d	3.18	3.31
Natural gas processed volumes—TBtu	151	130
Natural gas processed volumes—TBtu/d	1.68	1.44
NGLs produced—MBbl/d(1)	65.00	65.28
NGLs sold—MBbl/d(1)(2)	67.62	66.16
Condensate sold—MBbl/d	5.96	5.15
Crude Oil - Gathered volumes—MBbl/d	6.72	1.00
Transported volumes—TBtu	514	500
Transportation volumes—TBtu/d	5.72	5.55
Interstate firm contracted capacity—Bcf/d	7.82	7.93
Intrastate average deliveries—TBtu/d	1.84	1.57
____________________

(1)	Excludes Condensate.

(2)	NGLs sold includes volumes of NGLs withdrawn from inventory or purchased for system balancing purposes.